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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

                      Pursuant to Section 13 or 15 (d) of
                    the Securities and Exchange Act of 1934

               Date of Report (Date of Earliest Event Reported):
                              November 17, 1997


                               CHILDROBICS, INC.



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            (Exact Name of Registrant as Specified in its Character)


New York                           0-25110                  11-3163443
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(State or other                    (Commission              (IRS Employer
jurisdiction of                    File Number)             Identification No.)
incorporation)


                           1745 Express Drive North
                              Hauppauge, NY 11788
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                   (Address of Principal Executive Offices)

                        Registrant's Telephone Number,
                      including area code: (516) 851-0055


                   200 Smith  Street Farmingdale, NY 11735
                               (Former Address)
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ITEM 2. (Acquisition or distribution of Assets)

          On November 7th 1997, Childrobics, Inc. (The "Company") forfeited the assets of its Just Kiddie Rides Inc and its Tunnels & Tubes wholly owned subsidiaries to European American Bank for full satisfaction of its indebtedness. Prior to the forfeiture of such assets the company was in default with European American Bank. The total indebtedness owed to European American Bank was in excess of $1.5 Million Dollars. Childrobics had all of its assets appraised by Lowe Adler International a nationally and internationally accredited appraisal company that has performed many appraisals in the coin operated amusement industry. The assets of Just Kiddie Rides were appraised at $1,017,700.-$1,190,500. The assets of Tunnels & Tubes were appraised at $44,925.-$60,350.

Childrobics and its subsidiaries were unable to secure credit and unable to secure additional working capital to meet its daily obligations. The company has been in an illiquid situation for the past 18+ months. Management has lowered operating expenses and overhead, unfortunately these cuts were insufficient to fully improve the illiquid position of the company. At present Childrobics management believes it is in a position that it must liquidate its assets. Managements' fiduciary responsibility is to its secured creditors, unsecured creditors and its shareholders.

The assets of Amusement Associates and Group Coin have been appraised as of November 5th 1997 by Lowe Adler International. The assets of Group Coin and Amusement Associates Distributing have been appraised at $706,875.-$990,000.
The Group Coin and Amusement Associates Operating division has required and never received much needed working capital to purchase and upgrade machines. Over the past 120 days management in conjunction with Amusement Associates primary secured creditor Firestone Financial, have been actively pursuing potential candidates to acquire the assets of Group Coin and Amusement Associates in order to continue the business as a going concern. Management has actively pursued the sale of Group Coin and Amusement Associates to the highest bidder. At present terms are being negotiated to sell the assets to the highest qualified purchaser. The current deal would satisfy the secured creditors of Group Coin and Amusement Associates and leave net proceeds to the company of approximately $9,000. to be paid towards legal fees to close the transaction.
At this point management believes the timely sale of Amusement Associates and Group Coin is the best course of action management can take to maintain the companies going concern value and significant good will in the market place.

After selling the assets of Amusement Associates and Group Coin the only remaining division will be Turnpike Amusement Distributing Inc. The assets of Turnpike Amusement Distributing have been appraised by Lowe Adler International at $25,900.-$34,550.

Current management and its prior board embarked in October of 1996 on a course to salvage Childrobics through an infusion of capital and a merger with Just Kiddie Rides, Inc. The problems of Childrobics proved to be significantly greater than anticipated and managements efforts have not resulted in a resuscitation of the Company. At this juncture Childrobics is illiquid, insolvent and in a position where it must act prudently to maximize the repayment of obligations due Childrobics' creditors.
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On November 19, 1997 Childrobics and its subsidiaries, Just Kiddie Rides,
Tunnels & Tubes, Group Coin, Amusement Associates and Tunnels & Tubes were served with an involuntary bankruptcy petition from Sterling Commercial Capital, Norwood Venture Corp., and Vega Capital Corp. This is the group of institutional investors who infused $1.5 Million Dollars of unsecured uncollaterilized working capital to assist in salvaging Childrobics and to effectuate the merger between Childrobics and Just Kiddie Rides Inc.

As of June 30, 1997 Childrobics had a nine month net loss of $2,931,280. The company has been unable to file timely financial information due to its inability to pay professional fees and other financial services necessary for
the proper production of SEC documents.   As of June 30, 1997 total tangible and
intangible assets were listed of $11,724,504. and total liabilities of $8,479,351.

At the time of this press release the fourth quarter numbers were not complete and management believes that they will also show a significant operating loss for the quarter. This 8K/press release was prepared under the advise of the SEC in order to disclose to the public all information that management can disclose within its financial means.

On November 7th 1997 Childrobics received a resignation from board member Conrad
J. Gunther. Mr. Gunther stated that he sees no reason to continue in a position where he feels he is unable to assist Childrobics illiquid financial condition.